Exhibit 10.13

Written Description of Non-employee Director Compensation

Each non-employee Director is paid an annual retainer of $40,000 (except the Lead Director, who receives a $45,000 retainer), plus an annual grant of options to purchase 2,000 shares of the Company’s stock or, if the director elects, a direct stock grant of a number of shares equal to the value of such options.  The options or stock are granted under the Company’s 2007 Equity Incentive Plan, which provides for options to be granted to directors with an exercise price equal to the fair market value of the Company’s stock on the date of grant.  The options are immediately exercisable upon grant and remain outstanding for a period of 10 years from the date of grant.